Exhibit 99.1

FOR IMMEDIATE RELEASE

Handleman Company:	Media Relations:
Greg Mize,	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211

Thomas Braum,	Fred Marx
Sr. Vice President and CFO	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 718

HANDLEMAN COMPANY REPORTS FIRST QUARTER RESULTS

Troy, Michigan – August 24, 2004, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its first quarter of fiscal year 2005, which ended July 31, 2004.

Revenues for the first quarter of this year were $232.1 million, compared to $205.3 million for the first quarter of last year. Net income was $.9 million or $.04 per diluted share for the first quarter of this year. Net income for the first quarter of last year was $1.3 million or $.05 per diluted share, inclusive of income from discontinued operations of $.9 million or $.04 per diluted share. Accordingly, net income from continuing operations for the first quarter of last year was $.4 million or $.01 per diluted share.

As previously announced, at the end of the Company’s fiscal year 2004, the Company changed its method of accounting for stock options granted prior to fiscal year 2004; accordingly, results for the first quarter of last year have been restated to conform with the new method of accounting for certain stock options.

Stephen Strome, the Company’s Chairman and CEO commented, “Revenues during the first quarter this year of $232 million were up 13% from the same period last year. Within our United Kingdom operation, higher revenues resulted from the continued growth of the DVD category. In addition, we also benefited this year from stronger music industry sales, compared to last year. This favorable trend is expected to continue through this year’s important holiday selling season, when new album releases are anticipated from a number of popular artists.”

The higher revenues for the first quarter of this year were substantially attributable to increased revenues within the Company’s United Kingdom (UK) operation; approximately 60% of the UK revenue growth was attributable to DVD product, with higher music revenues accounting for the balance of the improvement. The Company’s Canadian business unit also contributed to the increase in revenues during the first quarter of this year by achieving a 31% increase in revenues, while within the Company’s U.S. operation revenues were in-line with the first quarter of last year.

The Company’s gross profit margin, as a percentage of revenues, was 18.6% for the first quarter of this year, compared to 21.5% for the first quarter of last year. The year-over-year decrease in gross profit margin percentage was due to a change in revenue mix. The first quarter of this year included a higher proportion of revenues from promotional products and higher revenues in the Company’s UK operation, both of which earn a lower gross margin as a percentage of revenues than the Company’s overall gross margin percent.

Selling, general and administrative (SG&A) expenses for the first quarter of this year were $42.8 million or 18.4% of revenues, compared to $42.8 million or 20.9% of revenues for the same quarter of last year. The Company attributes its lower SG&A expense, as a percentage of revenues, to its continued focus on improving productivity and expense control.

The Company’s income tax rate for the first quarter of fiscal 2005 was 21.9%, compared to 75.4% for the first quarter of last year. The lower income tax rate this year was due to the mix of earnings within the different taxing jurisdictions in which the Company operates. The higher income tax rate last year was attributable to not being able to record a tax benefit on certain operating losses; the tax benefit was realized in a subsequent quarter last year when the operating unit became profitable.

During the first quarter of this fiscal year, the Company repurchased 330,700 shares of its common stock at an average price of $22.50 per share. This brings the total number of shares repurchased under the Company’s 20% share repurchase authorization to 3.2 million, or 63% of the total authorization. As of July 31, 2004, the Company had 23,269,725 shares outstanding.

As previously announced, the Company completed its sale of Anchor Bay Entertainment, a wholly-owned subsidiary, during its second quarter of last year. As a result, the prior year reflects the classification of Anchor Bay Entertainment’s financial results as discontinued operations.

Call Notice

Handleman Company will host a conference call to discuss the first quarter of fiscal year 2005 financial and operating results on Wednesday, August 25, 2004 at 2:00 p.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, August 27, 2004 at midnight by calling 800-642-1687 (PIN Number 9454377).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Brazil and Argentina. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.

* * * * * * * * * *

Information in this press release contains forward-looking statements, which are not historical facts and involve risk and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements, including without limitation, conditions in the music industry, securing funding or generating sufficient cash required to build and grow new businesses, customer requirements, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce, relationships with the Company’s lenders, pricing and competitive pressures, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended
	July 31, 2004 (13 Weeks)	August 2, 2003 (13 Weeks) (Restated)
Revenues	$232,059	$205,293
Costs and expenses
Direct product costs	188,869	161,085
Selling, general and administrative expenses	42,801	42,842

Operating income	389	1,366
Interest income, net	796	226

Income from continuing operations before income taxes	1,185	1,592
Income tax expense	260	1,201

Income from continuing operations	925	391
Income from discontinued operations, net of tax	—	947

Net income	$925	$1,338

Basic net income per share
- From continuing operations	$0.04	$0.01
- From discontinued operations	—	0.04

Total basic net income per share	$0.04	$0.05

Diluted net income per share
- From continuing operations	$0.04	$0.01
- From discontinued operations	—	0.04

Total diluted net income per share	$0.04	$0.05

Weighted average number of shares outstanding
- basic	23,384	25,326

- diluted	23,428	25,383

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	July 31, 2004	August 2, 2003 (Restated)
Assets
Cash and cash equivalents	$96,180	$47,547
Accounts receivable, less allowances of $9,834 at July 31, 2004 and $23,901 at August 2, 2003	174,420	169,811
Merchandise inventories	127,607	142,888
Other current assets	12,634	16,139

Total current assets	410,841	376,385
Property and equipment, net of depreciation and amortization	61,676	54,090
Other assets, net	23,938	67,473

Total assets	$496,455	$497,948

Liabilities
Accounts payable	$153,690	$152,346
Debt, current portion	—	3,571
Other current liabilities	28,821	29,451

Total current liabilities	182,511	185,368
Debt, non-current	—	3,571
Other liabilities	8,887	9,355

Shareholders’ equity	305,057	299,654

Total liabilities and shareholders’ equity	$496,455	$497,948

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months Ended
	July 31, 2004 (13 Weeks)	August 2, 2003 (Restated) (13 Weeks)
Income from continuing operations	$925	$391
Interest income, net	(796)	(226)
Income tax expense	260	1,201
Depreciation expense	4,093	3,445

Adjusted EBITDA*	$4,482	$4,811

Additions to property and equipment	$4,661	$1,765

*	Adjusted EBITDA is computed as income from continuing operations less net interest income, plus income tax expense and depreciation expense.